EXHIBIT 99.1

FOR RELEASE ON AUGUST 15, 2005

Media Contact:	Nancy Mace Jackson, 800.715.9435 x117, njackson@freebairn.com
IR Contact:	Greg Ton, 800.813.9046, greg.ton@fatsinc.com

FIREARMS TRAINING SYSTEMS, INC.

REPORTS FY06 FIRST QUARTER REVENUE AND EARNINGS

ATLANTA – Firearms Training Systems, Inc. (OTC: FATS) today reported first quarter results for fiscal year 2006 ended June 30, 2005.

Revenue for the first quarter was $16.5 million versus $18.4 million for the same period of the previous year. The Company achieved first quarter net income applicable to common stockholders of $9,000, or $0.00 per diluted share, compared to a net loss of ($0.3 million) or ($0.01) per diluted share for the same period of the previous year. The improvement in net income was primarily driven by the elimination of mandatory preferred stock dividends and lower debt cost as a result of the Company’s successful debt refinancing on September 30, 2004.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “While we are disappointed in this quarter’s revenue result, the Company has grown revenues in the prior six periods. The Company’s strategic direction and focus is fundamentally sound. Our dedication to research and development, quality, strategic relationships and major operational improvements is building a solid foundation for long-term success. Our core strength is evolving into a new role: being a cutting-edge developer of integrated virtual training systems for complex combat environments. The Company’s solutions exemplify the advanced tools and technology necessary to meet the new demands of the modern military and law enforcement organizations around the world.”

The Company continues to evaluate various strategic alternatives with its financial advisor, Mohling noted. He expects that the Company will complete its review and take any actions arising from this review during the next several months. However, there can be no assurance that this process will result in a transaction, any proposal or agreement for a transaction, or any other action by the Company.

About FATS

FATS, Inc., a subsidiary of Firearms Training Systems, Inc. (OTC: FATS), designs and sells virtual training systems that improve the skills of the world’s military, law enforcement and security forces. FATS training provides judgmental, tactical and combined arms experiences, utilizing quality engineered weapon simulators. The Company serves U.S. and international customers from headquarters in Suwanee, Georgia, with branch offices in Australia, Canada, Netherlands and United Kingdom. FATS, an ISO 9001:2000 certified company, celebrated its 20th anniversary in 2004. The Company Web site is www.fatsinc.com.

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Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except for per share amounts)

	Three Months Ended June 30,
	2005	2004
		(Restated)
Revenue	$16,539	$18,365
Cost of revenue	10,872	11,866

Gross margin	5,667	6,499

Operating expenses:
Selling, general and administrative	3,715	3,451
Research and development	1,403	1,018

Total operating expenses	5,118	4,469

Operating income	549	2,030

Other income (expense), net
Interest expense on debt	(902)	(1,399)
Dividends on mandatorily redeemable preferred stock	—	(762)
Other, net	236	(85)

Total other income (expense)	(666)	(2,246)

Loss before provision (benefit) for income taxes	(117)	(216)
Provision (benefit) for income taxes	(126)	123

Net income (loss)	$9	$(339)

Income (loss) per share
Basic income (loss) per share	$0.00	$(0.01)

Diluted income (loss) per share	$0.00	$(0.01)

Weighted average common shares outstanding – basic	75,945	70,154

Weighted average common shares outstanding – diluted	80,693	70,154

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares authorized, issued and outstanding and per share value)

	June 30, 2005	March 31, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$3,726	$6,456
Restricted cash	3,194	3,209
Accounts receivable, net of allowance of $350	15,245	14,707
Costs and estimated earnings in excess of billings on incomplete contracts	7,810	9,937
Unbilled receivables	386	543
Inventories	14,602	12,565
Income taxes receivable	253	98
Deferred income taxes	385	412
Prepaid expenses and other current assets	2,409	1,813

Total current assets	48,010	49,740

Property and equipment, net	2,037	2,051

Other noncurrent assets:
Deferred income taxes	989	989
Intangible assets, net	1,247	1,305

Total assets	$52,283	$54,085

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Long-term debt due within one year	$4,312	$4,584
Accounts payable	3,562	5,328
Accrued liabilities	5,098	6,760
Accrued interest	270	294
Income taxes payable	1,552	1,442
Billings in excess of cost and estimated earnings on incomplete contracts	1,281	3,000
Deferred revenue	3,843	3,200
Contract cost reserve	640	639
Warranty cost reserve	399	283

Total current liabilities	20,957	25,530

Long-term debt	27,766	24,469

Other noncurrent liabilities	507	562

Mandatorily redeemable preferred stock	—	—

Total liabilities	49,230	50,561

Commitments and contingencies

Preferred stock, 3,500 shares authorized; 3,203 shares issued and outstanding; liquidation value of $10,769 and $10,506 per share	32,028	32,028

Stockholders’ deficit:
Class A common stock, $0.000006 par value; 100 million shares authorized, 75,945,337 shares issued and outstanding	—	—
Additional paid-in capital	127,980	127,980
Stock warrants	—	—
Accumulated deficit	(157,584)	(157,593)
Accumulated other comprehensive income	629	1,109

Total stockholders’ deficit	(28,975)	(28,504)

Total liabilities and stockholders’ deficit	$52,283	$54,085

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